Exhibit 10.1

SECOND AMENDMENT TO
MASTER REPURCHASE AND SECURITIES CONTRACT

THIS SECOND AMENDMENT TO MASTER REPURCHASE AND SECURITIES CONTRACT (this “Amendment”) is made as of March 15, 2018 (“Amendment Effective Date”), by and among ACRC LENDER US LLC, a Delaware limited liability company (“Seller”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Buyer”).

RECITALS

A.    The Buyer and Seller are parties to that certain Master Repurchase and Securities Contract dated as of August 1, 2016 (as amended, the “Repurchase Agreement”), as amended by that First Amendment to Master Repurchase and Securities Contract dated as of June 23, 2017 (the “First Amendment”).

B.    The Buyer and Seller desire to further amend the Repurchase Agreement as described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.    Definitions. Capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Repurchase Agreement, including, for the avoidance of doubt, as amended and modified by this Amendment.

2.    Amendment to Repurchase Agreement. The Repurchase Agreement is hereby amended as follows, effective as of the Amendment Effective Date:

a)	Amendments to Section 2. Section 2 of the Repurchase Agreement is hereby amended as follows:

i.	The defined term “Activation Period” and “Servicer Remittance Date” are hereby added to Section 2 as follows, each in their proper alphabetical order:
““Activation Period” means the period (i) commencing on the date Buyer denies access to Seller to the Cash Management Account (followed promptly by written notice from Buyer to Seller of such Activation Period) and (b) ending on the date Buyer thereafter grants access to Seller to the Cash Management Account.”
““Servicer Remittance Date” shall have the meaning assigned such term in the Servicing Agreement.”

ii.	The definition of “Covenant Determination” is hereby amended by removing the phrase “clause second of part II” and replacing such phrase with “the second sentence.”

b)	Amendments to Section 5. Section 5 of the Repurchase Agrement is hereby amended as follows:

i.	Section 5(c) is hereby amended and restated in its entirety as follows:
“(c)    On each Remittance Date, unless an Activiation Period is in effect or a Default or Event of Default has occurred and is continuing, Buyer may withdraw from the Cash Management Account an amount equal to the aggregate amount that would be payable to Buyer under clauses (i) through (vi) of the first sentence of Section 5(d) on such Remittance Date (as though an Activation Period were in effect). Seller shall have access to the Cash

Management Account and may withdraw funds on deposit therein up to the amount remaining after giving effect to Buyer's withdrawals described in the preceding sentence on any day unless (i) an Activation Period in effect on such day, (ii) such day falls during the period from and including a Servicer Remittance Date to and including the immediately succeeding Remittance Date or (iii) in the case of a withdrawal of any proceeds of a Principal Payment in excess of $1,000,000, such day occurs prior to the date that the distributions relating to such Principal Payments are made by the Depository as described in the second sentence of Section 5(d).”

ii.	Section 5(d) is hereby amended and restated in its entirety as follows:
“(d)    If an Activation Period is then in effect, so long as no Default or Event of Default shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Mortgage Loan and the related Hedging Transactions during each Collection Period shall be applied by the Depository at the direction of Buyer on the related Remittance Date as follows:

(i)    first, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the Purchased Mortgage Loans as of such Remittance Date;

(ii)    second, to remit to Buyer an amount equal to any and all fees, costs and expenses, including, but not limited to, reasonable attorneys’ fees and expenses and enforcement costs, due and owing by Seller to Buyer (or any other Indemnified Party) under the Transaction Documents as of such Remittance Date;

(iii)    third, to remit to Buyer (A) its proportionate share of any Principal Payment received with respect to a Purchased Mortgage Loan, in an amount equal to the product of (x) the amount of such Principal Payment received and (y) the Purchase Price Percentage or (B) if such Principal Payment reduces the Mortgagor’s obligation under the Mortgage Note to $0, the Repurchase Price of the related Purchased Mortgage Loan;

(iv)    fourth, if a Margin Deficit exists with respect to any Purchased Mortgage Loan, to remit to Buyer an amount sufficient to eliminate such outstanding Margin Deficit (without limiting Seller’s obligation, if any, to satisfy a Margin Deficit in a timely manner as required pursuant to Section 4);

(v)    fifth, [reserved];

(vi)    sixth, to remit to Buyer to pay in full any other outstanding obligation of Seller then due and payable to Buyer or its Affiliates under this Agreement; and

(vii)    seventh, all remaining Income shall be remitted to Seller.

Notwithstanding the above, so long as no Default or Event of Default shall have occurred and be continuing, but whether or not an Activation Period is in effect, to the extent a Principal Payment on a Purchased Mortgage Loan in excess of $1,000,000 on any date is received in the Cash Management Account, the Buyer shall direct the Depository to distribute such amount on the Business Day immediately succeeding notice to Buyer from Seller of deposit in immediately available funds of such amount in the Cash Management Account, as follows (in each case, after giving effect to amounts withdrawn from the Cash Management Account by Buyer pursuant to Section 5(c) and any payments to Buyer pursuant to the first sentence of this Section 5(d), as applicable):

(i)    first, to remit to Buyer, Custodian or Depository to pay in full any obligations of Seller to Buyer, Custodian or Depository under this Agreement or any other Transaction Document that was not paid when due on any prior Remittance Date;

(ii)    second, if a Margin Deficit exists or would, upon the occurrence of such Principal Payment, exist with respect to any Purchased Mortgage Loan, including the Purchased Mortgage Loan that is the subject of such Principal Payment, to remit to Buyer an amount sufficient to eliminate such outstanding Margin Deficit (without limiting Seller’s obligation to satisfy a Margin Deficit in a timely manner as required pursuant to Section 4);

(iii)    third, to remit to Buyer (A) its proportionate share of such Principal Payment, in an amount equal to the product of (x) the amount of such Principal Payment received and (y) the Purchase Price Percentage or (B) if such Principal Payment reduces the Mortgagor’s obligation under the Mortgage Note to $0, the Repurchase Price for the related Purchased Mortgage Loan; and

(iv)    fourth, all remaining amounts shall be remitted to Seller.”

c)	Amendments to Section 13. Section 13 of the Repurchase Agrement is hereby amended as follows:

i.	Section 13(vii) is hereby amended and restated in its entirety as follows:
“(vii)    failure of Buyer to receive on any Remittance Date the accreted value of the Price Differential or Unused Fee (less any amount of such Price Differential or Unused Fee previously paid by Seller to Buyer) (including in the event the Income paid or distributed on or in respect of the Purchased Mortgage Loan into the Cash Management Account is insufficient to make such payment and Seller does not make such payment or cause such payment to be made) and Seller fails to cure such failure within two (2) Business Days (except that such failure shall not be an Event of Default if sufficient Income is on deposit in the Cash Management Account and either the Depository fails to remit such funds to Buyer or Buyer has failed to make a withdrawal of such funds from the Cash Management Account as contemplated by Section 4(c));”

ii.	Section 13(ix) is hereby amended and restated in its entirety as follows:
“(ix)    failure of Seller to make any other payment (i.e., a payment of a type not specified in any other clause of this Section 13) owing to Buyer that has become due, whether by acceleration or otherwise under the terms of this Agreement which failure is not remedied within the applicable period (in the case of a failure pursuant to Section 4) or five (5) Business Days after written notice from Buyer to Seller (in the case of any other such failure) (except that such failure shall not be an Event of Default if sufficient Income is on deposit in the Cash Management Account and either the Depository fails to remit such funds to Buyer or Buyer has failed to make a withdrawal of such funds from the Cash Management Account as contemplated by Section 4(c));”

3.    Conditions to Effectiveness. This Amendment shall become effective upon fulfillment, to Buyer’s satisfaction, of each of the following conditions (unless waived in writing by the Buyer):

(a)    Receipt of Documents. The Buyer’s receipt of counterparts of this Amendment executed by the Buyer and Seller and acknowledged and agreed to by Guarantor, each of which shall be originals or telecopies or electronic copies in portable document format (.pdf) (in each case, followed promptly by originals) unless otherwise specified, properly executed by an authorized officer of the Seller or Guarantor, as applicable.

(b)    Representations True; No Default. After giving effect to this Amendment and the transactions contemplated hereby, (i) the representations and warranties of the Seller contained in Section 9 of the Repurchase Agreement and in the other Transaction Documents, or which are contained in any documents furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (ii) no Default or Event of Default exists or will occur as a result of the Seller’s execution of this Amendment.

(c)    Fees and Expenses. Seller shall have paid to Buyer its expenses (including reasonable attorneys’ fees) in connection the negotiation, execution and delivery of this Amendment.
5.    Proper Authorization; No Further Amendment. The parties hereto agree that this Amendment has been properly authorized and executed in accordance with the terms of the Repurchase Agreement. Except as expressly modified by the terms of this Amendment, all of the terms and conditions of the Repurchase Agreement shall remain in full force and effect and the parties hereto expressly reaffirm and ratify their respective obligations thereunder. References in the Repurchase Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, and “hereof”) and in any Transaction Document to the Repurchase Agreement shall be deemed to be references to the Repurchase Agreement as modified by this Amendment.

6.    Reservation of Rights. The Seller acknowledges and agrees that the execution and delivery by the Buyer of this Amendment shall not be deemed to create a course of dealing or otherwise obligate the Buyer to forbear or execute similar amendments under the same or similar circumstances in the future.

7.    Miscellaneous.

(a)    Integration. This Amendment, together with the other Transaction Documents (as amended on the date hereof, as applicable), comprises the complete, final and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.

(b)    Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(c)    Counterparts. This Amendment may be executed in multiple counterparts, including by facsimile transmission or the exchange of PDFs of signature pages by email, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

(d)    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

SELLER:

ACRC LENDER US LLC

By: /s/ Anton Feingold_______________
Name:     Anton Feingold
Title: Vice President

BUYER:

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jason Cohan_____________________
Name:     Jason Cohan
Title: AVP

Acknowledged and Agreed:

GUARANTOR:
Ares commercial real estate corporation

By: /s/ Anton Feingold_______________
Name:     Anton Feingold
Title: Vice President